EXHIBIT 99.14

Guardian 8 Closes 2015 Q1 as Best Quarter Since Inception

Strategic Initiatives Approved by Board in January Take Hold as Marketing Metrics Improve 300%

SCOTTSDALE, AZ--(Marketwired - Apr 7, 2015) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today it has completed its strongest quarterly revenue performance since fielding its sales team one year ago and delivering quarter over quarter growth in top line sales.

Company management evaluated over 400 prospective opportunities from 2014 to determine which industries were poised for rapid deployment of the Pro V2 enhanced non-lethal (ENL) device. The objective was to address security officer safety and speed of product adoption resulting in a potential $1.8M gross sales pipeline today.

"The advantage of our focused efforts is that we can now speak to security industry specific issues and take a leadership role, as we have on healthcare security," said Steve Cochennet, Guardian 8 CEO. "Using sophisticated marketing platforms such as HubSpot provides us with marketing insights like we have never had before, with peak web traffic improving 20 times where we were six months ago." From December 2014 to March 2015, daily web visit metrics have increased over 200 percent, with a 300 percent jump over the last quarter of 2014.

In December 2014, Guardian 8 selected marketing agency Evolve! to conduct outbound and inbound marketing campaigns to address hospitals' security issues while highlighting company involvement in key industry conferences such as ASIS Boston (April 9, 2015), where the Pro V2 and one of its newer customers, Newton-Wellesley Hospital, were featured in a April 5 news article.

"Evolve's campaigns rolled out in January and are now feeding us developed sales leads on a daily basis," Cochennet said. He added that, to date, the company's largest single order was Covenant Health, a hospital system in Texas that took product delivery in January. Over 30 percent of the Guardian 8 sales pipeline is currently healthcare industry prospects.

"We have gained a deeper understanding of the sales process for the adoption of new equipment into the security industry," said Paul Hughes, Guardian 8 COO. "To win in this industry, credibility and trust are key factors. We have become specialists in articulating the problems the Pro V2 solves for each vertical we serve."

In March, the company participated in Miller-Heiman sales training, a solution-based selling technique that put focus on the return-on-investment in security officer life safety equipment.

"We started 2014 with a product-focused sales pitch that assumed there was a need," Hughes stated. "The analytics taught us that a solution-based narrative was needed to help our customers build a rock solid business case."

Security contractors are taking notice, with companies such as Weiser Security and others including the Pro V2 in the "New Technology" section of many of their bid responses. Chicago-based Securatex invited Guardian 8 to collaborate in creating a bid response, opening the door to the normally secretive process of key account acquisition.

"Securatex was an early adopter of intermediate security, winning a new account in Milwaukee by leveraging our product as a selling point," Hughes noted. He added that one of the top 5 security companies in the U.S. indicated that they are incorporating the Pro V2 to their recommended equipment list for all of its regional sales offices, and that they preferred to remain anonymous for business competition reasons.

"We are really excited about these collaborative opportunities," said Hughes.

Expansion markets for Guardian 8 include schools and universities across the country, with Laredo (TX) Independent School District taking equipment delivery and training for twenty of their school resource officers on March 30th.

"Universities present Guardian 8 with a three-sided opportunity for sales," said Gary Kuty, Guardian 8 VP of Sales. "Those three markets are hospitals, campus safety and sporting venues." Temple University of Philadelphia took delivery of additional Pro V2 devices at one of its locations in February, a follow-on order to their original equipment delivered in late November 2014.

Cochennet summarized the past 90 days by saying, "This past quarter was our best yet, but there is a lot more work to do and the current corporate restructuring we are implementing is focused on generating sales and minimizing operating expenses. There are some areas where we exceeded our own expectations, such as our warranty attachment rate of over 90 percent."

Warranty revenue adds $75 to each unit sale and the company originally assumed a 50 percent attachment rate. Cochennet concluded, "Top line sales remain the key standard by which every employee at Guardian 8 is measured, and we continue to hold very high expectations for ourselves."

Guardian 8 recently implemented an aggressive corporate reorganization plan aimed at restructuring its debt obligations, reducing operating expenses and focusing efforts on immediate sales opportunities.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was awarded the "Campus Safety BEST Award" for 2014 in the personal gear and equipment category, one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal, and an ASIS Accolades Award for "Security's Best." To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the 400 prospective opportunities for sales; actual sales revenue to be derived from the Pro V2 device; actual size of the sales pipeline and time to sale associated therewith; Guardian 8's and its subsidiaries business prospects; benefits associated with Guardian 8's reorganization plane; Guardian 8's ability to raise sufficient funds to satisfy its working capital requirements; Guardian 8's ability to meet its debt obligations; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Will Grove
VP - Finance
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1014
wgrove@guardian8.com